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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 29, 2005                                 PR05-26


             CANYON RESOURCES ANNOUNCES AND PRICES PRIVATE PLACEMENT

         GOLDEN, CO--CANYON RESOURCES CORPORATION (AMEX:CAU), a Colorado-based mining company, today announced that it has agreed to the terms of a private placement financing with a group of institutional investors in the aggregate principal amount of up to $4.0 million.

         The financing will consist of the sale of up to 5,250,000 shares of the Company's Common Stock at a price of $0.76 per share, representing a fifteen (15%) discount to the twenty (20) day volume weighted average price (VWAP), and will include the issuance to the investors of two series of warrants to purchase of up to 3,937,500 shares of Common Stock. The investors will be issued Series A Warrants in an amount equal to fifty percent (50%) of the number of shares of Common Stock sold in the offering at an exercise price of $1.30 and with a term of three (3) years. The investors also will be issued Series B Warrants in an amount equal to twenty-five percent (25%) of the number of shares of Common Stock sold in the offering at an exercise price of $1.08 and with a term of one
(1) year. The Company will have the right to redeem the Series B Warrants, subject to the Common Stock issuable upon exercise being registered on a then-effective registration statement for at least twenty (20) consecutive calendar days and certain other requirements, at $.01 per warrant upon five (5) trading days notice if the closing price of the Company's Common Stock is equal to or greater than one hundred thirty-three percent (133%) of the closing price on the date of issuance of the Series B Warrant for twenty (20) consecutive trading days.

         In connection with the financing, the Company will pay a cash placement agent fee equal to (1) 6.5% of the gross proceeds from the private placement from new investors to the Company and (2) 3.25% of the gross proceeds from the private placement from certain agreed upon existing shareholders of the Company. Net proceeds to the Company are anticipated to be approximately $3.75 million. In connection with the agreement executed by the parties, the Company will grant registration rights for the Common Stock purchased in the offering and the Common Stock issuable upon exercise of the warrants. Closing of this private placement is dependent upon the satisfaction of customary terms and conditions.

         The Company will use the net proceeds from the offering for working capital and general corporate purposes.

         The securities offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release is issued pursuant to Rule 135(c) of the Securities Act of 1933, and does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the shares of common stock or warrants in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO        or     Valerie Kimball, Investor Relations
(303) 278-8464                               (303) 278-8464